Exhibit 99

Sprint Reports Second Quarter Results

•	Record revenues and earnings

•	Quarterly Free Cash Flow* of more than $2.5 billion

•	Strong contributions from Wireless, Local and Long distance

•	Proposed Nextel merger planning in final stages

Overland Park, Kan. - July 27, 2005:

Sprint (NYSE: FON) today announced second quarter 2005 financial results. Driven by solid execution across each of its business units, the company reported record quarterly earnings from continuing operations which are reflected in second quarter 2005 diluted earnings per share of 40 cents compared to 16 cents in the second quarter 2004. Adjusted EPS*, which removes the effects of special items, was 42 cents per share compared to 21 cents per share in the same period a year ago. EPS comparisons in the quarter benefited by approximately 8 cents per share due to reduced Long distance depreciation expense following the 2004 third quarter asset impairment.

Consolidated revenues were a quarterly record $7.1 billion and increased 4% year-over-year and 3% sequentially on 12% annual Wireless growth, a steady contribution from Local and better-than-expected Long distance performance.

In the quarter, Wireless reported continued strong ARPU* of $62 and a solid improvement in customer retention with churn declining to 2.2%. Wireless added 400,000 direct and nearly 600,000 total subscribers in the quarter. In the last 12 months, Wireless has added 4.3 million subscribers and increased its total base by 20%.

Local added 39,000 DSL subscribers in the quarter and increased its base by 207,000, or 54%, in the last 12 months. Growth in Local data revenues in the quarter was 17%.

Long distance reported strong gains in enterprise IP services and total revenues were stable sequentially.

In the quarter, Sprint’s total business revenues increased 1% compared to the second quarter of 2004. Local consumer revenues declined 1% year-over-year, while all other consumer revenues increased 7%.

Consolidated Adjusted EBITDA* in the quarter was $2.29 billion, an increase of 13% from the year-ago period and 11% compared to the first quarter. Consolidated results were driven by a 17% sequential gain in Wireless, a record margin in Local and solid performance in Long distance.

Second quarter Free Cash Flow* was more than $2.5 billion. Free Cash Flow* this quarter includes nearly $1.2 billion in proceeds from the monetization of the Wireless communication towers, as well as approximately $200 million of proceeds from the sale of the Long distance audioconferencing business. Year-to-date Free Cash Flow* was $3.1 billion. This strong cash production has contributed to a substantial improvement in financial strength.

At the end of the period, Net Debt* stood at $9.8 billion reflecting a reduction of $6.0 billion during the previous 12 months. Sprint also holds investments in marketable debt securities of approximately $600 million that are not included in the Net Debt* calculation. At the end of the 2005 second quarter, Net Debt* was less than 1.2 times trailing 12-month Adjusted EBITDA*. At the end of the quarter, cash on hand was $6.2 billion.

“I’m extremely pleased with our second quarter performance,” said Gary Forsee, Sprint chairman and chief executive officer. “We achieved strong operational performance and outstanding financial results. Sprint associates continue to maintain their focus on delivering value to our customers and shareholders while developing detailed plans for our proposed merger with Nextel and planned spin-off of the Local business.

“As a result of our strong quarter, we are increasing our full-year outlook. Clearly, we have solid momentum as we enter the final stage of forming America’s premier communications company.”

Sprint Consolidated Highlights

Sprint Corporation

Selected Financial Data

(millions)

	Quarters Ended
	June 30, 2005	June 30, 2004	Percent Change
Net operating revenues	$7,113	$6,869	3.6%
Operating income	1,196	718	66.6%
Adjusted operating income	1,256	800	57.0%
Adjusted net income	637	303	NM
Net Income	$600	$236	NM
CapEx	$997	$993	0.4%
Free Cash Flow*	$2,534	$691	NM

	Year-to-Date
	June 30, 2005	June 30, 2004	Percent Change
Net operating revenues	$14,049	$13,576	3.5%
Operating income	2,232	1,442	54.8%
Adjusted operating income	2,292	1,554	47.5%
Adjusted net income	1,109	547	NM
Net Income	$1,072	$461	NM
CapEx	$1,656	$1,676	(1.2)%
Free Cash Flow*	$3,066	$934	NM

Net income for the second quarter was $600 million versus net income of $236 million for the same period last year. Operating income was $1.2 billion in the second quarter compared with operating income of $718 million a year ago. Adjusted Operating Income* increased 57% to $1.3 billion this quarter compared with $800 million a year ago.

In the second quarter of 2005, the difference between Sprint’s reported operating income and Adjusted Operating Income* is the result of pre-tax charges of $33 million primarily related to the impairment of IT applications and $27 million in merger integration costs. These merger costs have been reflected as unallocated corporate costs and therefore have been excluded from segment results.

The 2004 second quarter items mostly consist of severance and real estate costs associated with Sprint’s customer-facing organizational realignment and the Web Hosting wind-down. Additionally, second quarter 2004 special items include the settlement of previously reserved MCI receivables.

The difference between reported net income and Adjusted net income* in each period includes the after-tax impacts of the above special items and the after-tax impact of a premium related to the early retirement of a portion of equity unit notes in 2004.

Wireless

Selected Financial Data

(millions)

	Quarters Ended
	June 30, 2005	June 30, 2004	Percent Change
Net operating revenues
Service	$3,436	$3,102	10.8%
Equipment	379	388	(2.3)%
Wholesale, affiliate and other	226	124	82.3%
Net operating revenues	4,041	3,614	11.8%

Operating expenses
Cost of services & products	1,842	1,733	6.3%
Selling, general & administrative	910	811	12.2%
Depreciation	645	640	0.8%
Restructuring & asset impairments	19	12	58.3%

Total operating expenses	3,416	3,196	6.9%

Operating income (loss)	$625	$418	49.5%

Capex	$678	$661	2.6%

	Year-to-Date
	June 30, 2005	June 30, 2004	Percent Change
Net operating revenues
Service	$6,750	$6,041	11.7%
Equipment	707	765	(7.6)%
Wholesale, affiliate and other	451	245	84.1%
Net operating revenues	7,908	7,051	12.2%

Operating expenses
Cost of services & products	3,673	3,477	5.6%
Selling, general & administrative	1,845	1,579	16.8%
Depreciation	1,289	1,284	0.4%
Restructuring & asset impairments	21	16	31.3%

Total operating expenses	6,828	6,356	7.4%

Operating income	$1,080	$695	55.4%

Capex	$1,096	$1,067	2.7%

•	Second quarter net wireless additions include 400,000 from direct, 87,000 from wholesale and 101,000 from affiliates. At the end of the period, Wireless was serving a total of 26.6 million subscribers, consisting of 18.7 million direct, 4.4 million wholesale and 3.5 million affiliates. The second quarter sequential decline in wholesale additions reflects the completion of the transition of the Qwest subscriber base in the first quarter, seasonally lower additions from Virgin Mobile and the elimination of inactive subscribers from a reseller’s base.

•	In the second quarter, direct gross additions were 1.64 million, a 2% year-over-year decrease. In addition to some degree of seasonality, quarterly gross additions were impacted by higher subscriber deposit requirements instituted at the beginning of the period.

•	Net operating revenues were up 12% year-over-year. Service revenues increased 11% year-over-year, in line with the growth of the direct customer base. The growth in wholesale and affiliate revenues in the quarter compared to the year-ago period reflects subscriber gains in the Mobile Virtual Network Operator (MVNO) base. In the quarter, Sprint added Disney to its growing lineup of MVNO second-brand partners.

•	Second quarter Adjusted Operating Income* was $644 million compared to $425 million in the year-ago period and $457 million in the 2005 first quarter. The substantial sequential gain is mainly due to a larger subscriber base and reduced acquisition costs.

•	Adjusted EBITDA* in the second quarter was $1.29 billion, a 21% improvement from $1.07 billion a year ago. In the quarter, Adjusted EBITDA* as a percentage of total service revenues, including wholesale and affiliate, reached an all-time high of 35%. This ratio was 33% in the year-ago quarter.

•	ARPU* was $62 in both the second quarter and the year-ago period, compared to $61 in the 2005 first quarter. During the quarter, average customer usage was more than 17 hours per month.

•	Churn was 2.2% this quarter compared to 2.3% reported a year ago and 2.5% in the first quarter of 2005. Sequentially, improvements were achieved in both voluntary and involuntary sources of churn.

Sprint has launched its new EV-DO (Evolution Data Optimized) services in initial markets and expects to extend this service to approximately half the U.S. population by early 2006. This new high-speed data service is expected to fuel additional growth in Sprint’s array of wireless data services for businesses and consumers. Approximately 40% of the year-to-date capital spending in Wireless is associated with EV-DO. Sprint also expanded Wi-Fi hotspots in the quarter to more than 19,000 and announced separate agreements with Intel and Motorola to advance development of broadband wireless technology.

Second quarter wireless data revenues increased 64% year-over-year, and 9% sequentially. At the end of the quarter, there were 8.1 million data subscribers including 7.0 million Sprint PCS VisionSM subscribers. For the quarter, data revenues contributed nearly $6.50 to ARPU.

In the quarter, Sprint unveiled a new wireless bill aimed at making it easier for customers to understand their services and associated charges. This initiative builds on continuing efforts to improve customer satisfaction.

Total second quarter operating expenses increased 7% compared to the year-ago period. Costs of services and products were up 6% year-over-year, principally driven by higher traffic volumes generated by a growing subscriber base. Selling, general and administrative costs were up 12% from the year-ago period mainly due to an expanded direct retail presence. Sequentially, total operating expenses were flat.

Local

Selected Financial Data

(millions)

	Quarters Ended
	June 30, 2005	June 30, 2004	Percent Change
Net operating revenues
Voice	$1,085	$1,136	(4.5)%
Data	240	205	17.1%
Other	156	169	(7.7)%
Net operating revenues	1,481	1,510	(1.9)%

Operating expenses
Cost of services & products	468	462	1.3%
Selling, general & administrative	265	329	(19.5)%
Depreciation	278	271	2.6%
Restructuring & asset impairments	1	3	(66.7)%

Total operating expenses	1,012	1,065	(5.0)%

Operating Income	$469	$445	5.4%

Capex	$201	$247	(18.6)%

	Year-to-Date
	June 30, 2005	June 30, 2004	Percent Change
Net operating revenues
Voice	$2,190	$2,283	(4.1)%
Data	473	400	18.3%
Other	316	333	(5.1)%
Net operating revenues	2,979	3,016	(1.2)%

Operating expenses
Cost of services & products	950	913	4.1%
Selling, general & administrative	558	656	(14.9)%
Depreciation	555	539	3.0%
Restructuring & asset impairments	2	17	(88.2)%

Total operating expenses	2,065	2,125	(2.8)%

Operating Income	$914	$891	2.6%

Capex	$357	$456	(21.7)%

•	Second quarter revenues of $1.48 billion declined 2% compared to the year-ago period.

•	Adjusted Operating Income* was $470 million for the second quarter compared to $447 million a year ago and $446 million in the first quarter. The gains were driven by lower operating expenses.

•	Adjusted EBITDA* was $748 million for the quarter compared to $718 million last year, a 4% increase. Adjusted EBITDA* increased 3% sequentially. The ratio of second quarter Adjusted EBITDA* to Net operating revenues was 51%.

•	At the end of the period, 73% of Local lines were DSL-capable and penetration of capable lines was 11%.

•	Total access lines declined 3.2% from the year-ago period. Wireless substitution and competitive losses continue to be the primary drivers of access line losses.

Revenue was supported by strong growth in data, which increased 17% over the year-ago period, and is now 16% of total revenue. In addition to growth in DSL lines, special access was up nearly 10% year-over-year as wireless carriers continue to increase their capacity.

Total second quarter operating expenses decreased 5% compared to the year-ago period. Costs of services and products increased 1% as general cost controls were more than offset by higher costs to support continued growth in DSL and increased access expense driven by higher long distance volumes. The $64 million year-over-year decline in selling, general and administrative expenses was due to reduced business selling costs, reduced IT costs, and lower bad debt expense.

Sequentially, selling, general and administrative expenses were lower due to a reduction of bad debt expense and lower pension and other post-employment benefit costs in the period due to a year-to-date accrual adjustment.

Long distance

Selected Financial Data

(millions)

	Quarters Ended
	June 30, 2005	June 30, 2004	Percent Change
Net operating revenues
Voice	$1,054	$1,164	(9.4)%
Data	420	438	(4.1)%
Internet	178	214	(16.8)%
Other	70	57	22.8%
Net operating revenues	1,722	1,873	(8.1)%

Operating expenses
Cost of services & products	1,123	1,095	2.6%
Selling, general & administrative	336	515	(34.8)%
Depreciation	114	321	(64.5)%
Restructuring & asset impairments	13	81	(84.0)%
Total operating expenses	1,586	2,012	(21.2)%

Operating income (loss)	$136	$(139)	NM

Capex	$70	$64	9.4%

	Year-to-Date
	June 30, 2005	June 30, 2004	Percent Change
Net operating revenues
Voice	$2,119	$2,350	(9.8)%
Data	832	890	(6.5)%
Internet	356	437	(18.5)%
Other	130	108	20.4%
Net operating revenues	3,437	3,785	(9.2)%

Operating expenses
Cost of services & products	2,209	2,148	2.8%
Selling, general & administrative	705	1,031	(31.6)%
Depreciation	231	641	(64.0)%
Restructuring & asset impairments	10	93	(89.2)%

Total operating expenses	3,155	3,913	(19.4)%

Operating income (loss)	$282	$(128)	NM

Capex	$135	$120	12.5%

•	Net operating revenues declined to $1.72 billion from $1.87 billion a year ago, but were flat sequentially. The year-over-year revenue comparison was partially impacted by the sale of Sprint’s Dial IP business in the fourth quarter of 2004. In the 2005 second quarter, Dial IP revenues were approximately $60 million less than the year-ago period.

•	Adjusted Operating Income* for the quarter was $149 million compared to a loss of $66 million in the year-ago period. The increase is mainly due to lower depreciation expense following the asset impairment recorded in the third quarter of 2004. Adjusted Operating Income* rose sequentially.

•	Adjusted EBITDA* was $263 million in the quarter, an increase of 3% from the year-ago period and stable sequentially. Adjusted EBITDA* was 15% of revenues in the quarter compared to 14% in the year-ago period and 15% in the first quarter.

In the quarter, total voice revenues decreased 9% from the year-ago period. Consumer voice revenues declined 25% while business voice revenues, including wholesale and affiliates, declined by 6%. Sequentially, Consumer decreased 12% while Business increased 1%. Long distance consumer voice revenues in the quarter were approximately 2% of consolidated revenues.

Data revenues decreased 4% from the second quarter of 2004, but increased 2% sequentially. In part, this reflects customer transitions to IP-based services. Dedicated IP revenue increased 15% from the year-ago period and 1% sequentially.

Total second quarter operating expenses declined 21% year-over-year. The improvement reflects the benefits of previous initiatives to streamline sales, marketing and support resources, lower bad debt, and reduced depreciation expense. These savings were partially offset by higher costs of services and products driven by higher minute volumes, which were up 12%. Sequentially, lower selling, general and administrative expenses were offset by higher costs of services and products and restructuring costs.

In the quarter, Sprint continued to ramp up revenues from initiatives to enable cable companies to deliver local, long distance and wireless services. At quarter’s end, Sprint was providing wireline service to more than 435,000 cable subscribers.

Forward-looking Guidance

The following guidance excludes any impacts from Sprint’s proposed merger with Nextel Communications, Inc. (Nextel) and pending acquisition of U.S. Unwired. We currently expect that these transactions will close in the third quarter. We expect to incur significant transition costs throughout the balance of 2005 associated with the Nextel merger including the costs of re-branding, process and system integration, real estate, and employee retention, relocation and severance costs. We expect that upon closing, the combined company will continue to provide segment reporting for Wireless, Local and Long distance operations. The combined company is not expected to report separate results for Sprint and Nextel wireless operations.

Sprint now expects full-year consolidated revenue growth to be in the 3% to 4% range. Wireless is expected to produce low double-digit growth, Local is expected to decline at a very low single-digit rate, and Long distance is now expected to decline at a high single-digit rate. Sprint now expects full-year consolidated Adjusted EBITDA* to be $8.7 billion to $8.9 billion versus our previous range of $8.5 billion to $8.7 billion. Sprint continues to expect Wireless to produce Adjusted EBITDA* in a range of $4.8 billion to $5.0 billion. Sprint expects Local to provide Adjusted EBITDA* of approximately $2.9 billion, and Long distance is now expected to produce Adjusted EBITDA* of approximately $1 billion. We continue to expect full-year capital spending to be between $4.0 billion and $4.2 billion.

*Financial Measures

Sprint provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial reporting. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Operating Income (Loss) is defined as operating income plus special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted net income (loss) and Adjusted earnings per share (EPS) or Adjusted loss per share are defined as net income or loss plus special items, net of tax and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted EBITDA is defined as operating income plus depreciation and special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and equivalents less the change in debt, investment in debt securities, proceeds from common stock and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, and equity unit notes, less cash and cash equivalents. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statements of financial position and cash flows.

We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

ARPU (Average monthly service revenue per user) is calculated by dividing wireless service revenues from direct subscribers by weighted average monthly wireless direct subscribers. This industry operating metric is used to measure revenue on a per-user basis. While this measure is not defined under accounting principles generally accepted in the United States, the measure uses GAAP as the basis for calculation.

We believe that ARPU provides useful information concerning the appeal of our rate plans and service offerings and our performance in attracting and retaining high value customers.

Conference Call and Webcast Information

Sprint management will provide an overview of the company’s performance and participate in an interactive Q&A via conference call on Wednesday, July 27, 2005, beginning at 7 a.m. CDT. Call-in numbers are 866-215-1938 (toll free) and 816-650-0742 (international). Please plan on gaining access 10 minutes prior to the start of the call.

A simultaneous webcast will be available at www.sprint.com/sprint/ir/ai/web.html.

A continuous replay of the call will be available through August 7, 2005, and can be accessed by dialing 888-775-8696 (toll free) or 402-220-1326 (international).

Cautionary Statement regarding forward-looking information

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance, information regarding the merger of Sprint and Nextel Communications, Inc. (Nextel), as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic environment.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	the uncertainties related to, and the impact of, our proposed merger with Nextel and the contemplated spin-off of our local telecommunications business;

•	the effects of vigorous competition and the overall demand for Sprint’s service offerings in the markets in which Sprint operates;

•	the costs and business risks associated with providing new services and entering new markets;

•	adverse change in the ratings afforded our debt securities by ratings agencies;

•	the ability of Wireless to continue to grow and improve profitability;

•	the ability of Local and Long distance to achieve expected revenues;

•	the effects of mergers and consolidations in the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;

•	the uncertainties related to bankruptcies affecting the telecommunications industry;

•	the uncertainties related to Sprint’s investments in networks, systems, and other businesses;

•	the uncertainties related to the implementation of Sprint’s business strategies,

•	the impact of new, emerging and competing technologies on Sprint’s business;

•	unexpected results of litigation filed against Sprint;

•	the risk of equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•	the risk that third parties are unable to perform to our requirements under agreements related to our business operations;

•	the possibility of one or more of the markets in which Sprint competes being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint has no control; and

•	other risks referenced from time to time in Sprint’s and Nextel’s filings with the Securities and Exchange Commission (SEC), including Sprint’s registration statement on Form S-4, each companies’ Form 10-K for the year ended December 31, 2004 , as amended, and their respective quarterly reports on Form 10-Q for the quarterly period ended March 31, 2005.

Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. Sprint provides a detailed discussion of risk factors in periodic SEC filings, including its 2004 Form 10-K as amended, and you are encouraged to review these filings.

About Sprint

Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multiproduct bundles. A Fortune 100 company with more than $27 billion in annual revenues in 2004, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States’ first nationwide all-digital, fiber-optic network; an award-winning Tier 1 Internet backbone; and one of the largest 100-percent digital, nationwide wireless networks in the United States. For more information, visit www.sprint.com.

Media Relations:

Scott Stoffel

913-794-3603

scott.e.stoffel@mail.sprint.com

Investor Relations:

Kurt Fawkes

913-794-1126

Investorrelation.sprintcom@mail.sprint.com

Sprint Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

(millions, except per share data)

	Quarter-to-Date		Year-to-Date
Periods Ended June 30,	2005	2004	2005	2004
Net Operating Revenues	$7,113	$6,869	$14,049	$13,576

Operating Expenses
Costs of services and products	3,283	3,142	6,523	6,225
Selling, general and administrative (1)	1,565	1,681	3,189	3,318
Depreciation and amortization	1,036	1,232	2,072	2,465
Restructuring and asset impairments (2)	33	96	33	126

Total operating expenses	5,917	6,151	11,817	12,134

Operating Income	1,196	718	2,232	1,442
Interest expense	(282)	(316)	(581)	(642)
Premium on early retirement of debt (3)	—	(20)	—	(20)
Other income (expense), net	55	(4)	81	(30)

Income before income taxes	969	378	1,732	750
Income tax expense	(369)	(142)	(660)	(289)

Net Income	600	236	1,072	461
Earnings allocated to participating securities	—	(6)	—	(6)
Preferred stock dividends paid	(1)	(1)	(3)	(3)

Earnings Applicable to Common Stock	$599	$229	$1,069	$452

Diluted Earnings per Common Share	$0.40	$0.16	$0.71	$0.31

Diluted weighted average common shares	1,498.3	1,438.1	1,496.5	1,437.3

Basic Earnings per Common Share	$0.40	$0.16	$0.72	$0.32

See accompanying Notes to Consolidated Financial Statements.

Sprint Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions)

	June 30, 2005	December 31, 2004
Assets
Current assets
Cash and equivalents	$6,235	$4,176
Marketable debt securities	598	445
Accounts receivable, net	3,134	3,107
Inventories	529	651
Deferred tax asset	781	1,049
Prepaid expenses and other	583	547

Total current assets	11,860	9,975

Net property, plant and equipment	22,145	22,628

Net intangible assets	7,828	7,836

Other	696	882

Total	$42,529	$41,321

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$984	$1,288
Accounts payable and accrued interconnection costs	2,526	2,671
Accrued restructuring costs	117	168
Other (4)	3,050	2,775

Total current liabilities	6,677	6,902

Noncurrent liabilities
Long-term debt and capital lease obligations	15,090	15,916
Deferred income taxes	2,467	2,176
Communications towers - deferred rental income (4)	1,126	—
Other	2,444	2,559

Total noncurrent liabilities	21,127	20,651

Redeemable preferred stock	247	247

Shareholders’ equity
Common stock	2,972	2,950
Other shareholders’ equity	11,506	10,571

Total shareholders’ equity	14,478	13,521

Total	$42,529	$41,321

See accompanying Notes to Consolidated Financial Statements.

Sprint Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION

(millions)

Year-to-Date June 30,	2005	2004
Operating Activities
Net income	$1,072	$461
Depreciation and amortization	2,072	2,465
Deferred income taxes	573	254
Deferred tower rental income - current and noncurrent (4)	1,195	—
Other, net	(16)	(246)

Net cash provided by operating activities	4,896	2,934

Investing Activities
Capital expenditures	(1,656)	(1,676)
Investments in debt securities, net	(85)	5
Proceeds from sales of assets	216	11
Other, net	(17)	(40)

Net cash used by investing activities	(1,542)	(1,700)

Financing Activities
Change in debt, net	(1,052)	(1,112)
Dividends paid	(373)	(295)
Proceeds from common stock issued	106	45
Other, net	24	8

Net cash used by financing activities	(1,295)	(1,354)

Change in cash and equivalents	2,059	(120)

Cash and equivalents at beginning of period	4,176	2,287

Cash and equivalents at end of period	$6,235	$2,167

See accompanying Notes to Consolidated Financial Statements.

Sprint Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	In the 2005 second quarter, Sprint recorded merger and integration charges of $27 million, which reduced net income by $17 million. All merger and integration costs were related to Sprint’s pending merger with Nextel and planned spin-off of Sprint’s local operations. These charges have been reflected as unallocated corporate costs and therefore have been excluded from segment results.

In the 2004 second quarter, Sprint recognized a $14 million pre-tax benefit to bad debt expense as a result of the final payment of the settlement of claims with MCI (WorldCom) that previously had been fully reserved. This settlement increased net income by $9 million.

(2)	In the 2005 second quarter, Sprint recorded restructuring and asset impairment charges of $33 million, which reduced net income by $20 million. Restructuring charges of $5 million were related to Sprint’s ongoing organizational realignment initiatives and the termination of the Web Hosting business. Asset impairment charges of $28 million were related to the write-down of various software applications.

In the 2004 second quarter, Sprint recorded restructuring charges of $96 million associated with Sprint’s organizational realignment initiative and the termination of the Web Hosting business. These charges reduced net income by $58 million.

In the 2004 year-to-date period, Sprint recorded $126 million in restructuring charges, which reduced net income by $77 million. All year-to-date restructuring charges in 2004 were associated with Sprint’s organizational realignment initiatives and the termination of the Web Hosting business.

(3)	In the 2004 second quarter, Sprint recorded a $20 million charge reflecting premiums paid for the early retirement of $750 million of equity unit notes. In connection with this retirement, Sprint recognized $9 million of deferred debt costs in Other income (expense), net. These charges reduced net income by $18 million.
(4)	In the 2005 second quarter, Sprint closed on the previously disclosed communication tower lease transaction with Global Signal, Inc. (Global Signal), under which Global Signal will have exclusive rights to lease or operate more than 6,600 communication towers owned by Sprint for a negotiated lease term which is the greater of the remaining terms of the underlying ground leases or up to 32 years, assuming successful renegotiation of the underlying ground leases at the end of their current lease terms. Sprint has committed to sublease space on approximately 6,400 of the towers from Global Signal for a minimum of ten years. Sprint will maintain ownership of the towers, and will continue to reflect the towers on its Consolidated Balance Sheet.

At the time of closing, Sprint received approximately $1.2 billion in prepaid operating lease rentals. These amounts have been deferred and will be amortized over the remaining terms of the underlying ground leases as a reduction of operating lease expense associated with towers. The receipt of these proceeds has been reflected within cash provided by operating activities in the Condensed Consolidated Cash Flow Information.

Sprint Corporation

RECONCILIATION OF NON-GAAP LIQUIDITY MEASURES

(millions)

Quarter-to-date June 30, 2005	Consolidated	Wireless	Local	Long Distance	Other & Eliminations
Operating income (loss)	$1,196	$625	$469	$136	$(34)
Special items (1)	60	19	1	13	27

Adjusted operating income (loss)*	1,256	644	470	149	(7)
Depreciation and amortization	1,036	645	278	114	(1)

Adjusted EBITDA*	2,292	$1,289	$748	$263	$(8)

Adjust for special items	(60)
Other operating activities, net (2)	1,280

Cash provided by operating activities-GAAP	3,512
Capital expenditures	(997)
Dividends paid	(186)
Proceeds from sales of assets	208
Other investing activities, net	(3)

Free Cash Flow*	2,534
Decrease in debt, net	(40)
Investments in debt securities, net	(5)
Proceeds from common stock issued	48
Other financing activities, net	11

Change in cash and equivalents - GAAP	$2,548

Quarter-to-date June 30, 2004	Consolidated	Wireless	Local	Long Distance	Other & Eliminations
Operating income (loss)	$718	$418	$445	$(139)	$(6)
Special items (1)	82	7	2	73	—

Adjusted operating income (loss)*	800	425	447	(66)	(6)
Depreciation and amortization	1,232	640	271	321	—

Adjusted EBITDA*	2,032	$1,065	$718	$255	$(6)

Adjust for special items	(82)
Other operating activities, net (2)	(54)

Cash provided by operating activities-GAAP	1,896
Capital expenditures	(993)
Dividends paid	(180)
Other investing activities, net	(32)

Free Cash Flow*	691
Decrease in debt, net	(1,090)
Proceeds from common stock issued	12
Investments in debt securities, net	25
Other financing activities, net	(8)

Change in cash and equivalents - GAAP	$(370)

(1)	See accompanying Notes to Consolidated Financial Statements.
(2)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net income.

Sprint Corporation

RECONCILIATION OF NON-GAAP LIQUIDITY MEASURES

(millions)

Year-to-date June 30, 2005	Consolidated	Wireless	Local	Long Distance	Other & Eliminations
Operating income (loss)	$2,232	$1,080	$914	$282	$(44)
Special items (1)	60	21	2	10	27

Adjusted operating income (loss)*	2,292	1,101	916	292	(17)
Depreciation and amortization	2,072	1,289	555	231	(3)

Adjusted EBITDA*	4,364	$2,390	$1,471	$523	$(20)

Adjust for special items	(60)
Other operating activities, net (2)	592

Cash provided by operating activities-GAAP	4,896
Capital expenditures	(1,656)
Dividends paid	(373)
Proceeds from sales of assets	216
Other investing activities, net	(17)

Free Cash Flow*	3,066
Decrease in debt, net	(1,052)
Investments in debt securities, net	(85)
Proceeds from common stock issued	106
Other financing activities, net	24

Change in cash and equivalents - GAAP	$2,059

Year-to-date June 30, 2004	Consolidated	Wireless	Local	Long Distance	Other & Eliminations
Operating income (loss)	$1,442	$695	$891	$(128)	$(16)
Special items (1)	112	11	16	85	—

Adjusted operating income (loss)*	1,554	706	907	(43)	(16)
Depreciation and amortization	2,465	1,284	539	641	1

Adjusted EBITDA*	4,019	$1,990	$1,446	$598	$(15)

Adjust for special items	(112)
Other operating activities, net (2)	(973)

Cash provided by operating activities-GAAP	2,934
Capital expenditures	(1,676)
Dividends paid	(295)
Other investing activities, net	(29)

Free Cash Flow*	934
Decrease in debt, net	(1,112)
Proceeds from common stock issued	45
Investments in debt securities, net	5
Other financing activities, net	8

Change in cash and equivalents - GAAP	$(120)

(1)	See accompanying Notes to Consolidated Financial Statements.
(2)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net income.

Sprint Corporation

RECONCILIATIONS OF EARNINGS PER SHARE

(millions, except per share data)

	Quarter-to-Date		Year-to-Date
Periods Ended June 30,	2005	2004	2005	2004
Earnings Applicable to Common Stock	$599	$229	$1,069	$452
Earnings allocated to participating securities	—	6	—	6
Preferred stock dividends paid	1	1	3	3

GAAP Net income	600	236	1,072	461

Special items (net of taxes) (1)
Restructuring and asset impairments	20	58	20	77
Merger and integration expense	17	—	17	—
MCI settlement	—	(9)	—	(9)
Premium on early retirement of debt	—	18	—	18

Adjusted Net Income	$637	$303	$1,109	$547

GAAP diluted earnings per share	$0.40	$0.16	$0.71	$0.31
Special items	0.02	0.05	0.02	0.06

Adjusted Earnings Per Share (2)	$0.42	$0.21	$0.74	$0.37

(1)	See accompanying Notes to Consolidated Financial Statements.
(2)	Earnings per share data may not add due to rounding.

Sprint Corporation

OPERATING STATISTICS

	1Q05	2Q05	3Q05	4Q05	YTD 2005
Local
Financial Statistics (millions)
Total Local operating revenues	$1,498	1,481			$2,979
Voice net operating revenue	$1,105	1,085			$2,190
Data net operating revenue	$233	240			$473
DSL service revenues	$72	76			$148
Other net operating revenue	$160	156			$316
Operating income	$445	469			$914
Adjusted EBITDA*	$723	748			$1,471
Capital expenditures	$156	201			$357
Adjusted EBITDA less capital expenditures	$567	547			$1,114

Other Statistics
Total access lines (thousands)	7,639	7,530
Residential access lines	5,312	5,215
Business access lines	2,097	2,093
Wholesale access lines	230	222
YOY Access line decline	-3.0%	-3.2%
Percentage of Sprint local access lines with Sprint long distance service	55%	56%
- Residential	57%	58%
- Business	49%	50%
Access minutes of use (millions)	7,548	7,000			14,548
Long distance minutes of use (millions)	1,325	1,282			2,607
Strategic product penetration - residential	71%	71%
DSL lines in service (thousands)	551	590
- Residential	440	469
- Business	111	121
DSL capable lines (thousands)	5,500	5,461

Long Distance
Financial Statistics (millions)
Total Long Distance net operating revenues	$1,715	1,722			$3,437
Voice net operating revenue	$1,065	1,054			$2,119
Data net operating revenue	$412	420			$832
Internet net operating revenue	$178	178			$356
Other net operating revenue	$60	70			$130
Operating income	$146	136			$282
Adjusted EBITDA*	$260	263			$523
Capital expenditures	$65	70			$135
Adjusted EBITDA less capital expenditures	$195	193			$388

Other Statistics
YOY Long Distance voice volume growth	12%	12%			12%

This information should be reviewed in connection with Sprint’s consolidated financial statements.

Sprint Corporation

WIRELESS OPERATING STATISTICS

	1Q05	2Q05	3Q05	4Q05	YTD 2005
Financial Statistics (millions)
Net operating revenue	$3,867	4,041			$7,908
Service revenues	$3,314	3,436			$6,750
Equipment revenues	$328	379			$707
Wholesale, affiliate and other revenues	$225	226			$451
Equipment costs	$652	628			$1,280
Operating income	$455	625			$1,080
Adjusted EBITDA	$1,101	1,289			$2,390
Capital expenditures	$418	678			$1,096
Adjusted EBITDA less capital expenditures	$683	611			$1,294
Bad debt % of net operating revenues	1.4%	1.6%			1.5%

Customer Additions
Direct net adds	518,000	400,000			918,000
Affiliate net adds	166,000	101,000			267,000
Reseller net adds	621,000	87,000			708,000
Gross adds (excluding deactivations within 30 days) (M)	1.86	1.64			3.50
% of gross adds sold through direct retail	52%	56%
% of direct retail base that upgraded phones in the quarter	7%	7%

Other Wireless Statistics (approximate)
Average revenue per user	$61	$62			$62
Customer churn	2.5%	2.2%			2.4%
Average monthly customer usage (hours)	16.0	17.5
Total minutes provided (billions)	56	61			117
Number of cell sites on air	24,900	25,300
Number of carriers on air	44,900	44,900
Sprint PCS covered POPs (M)	199	199
Sprint PCS and affiliate covered POPs (M)	254	254

Vision/Wireless Web/Data/3G (approximate)
Total Vision direct subscribers (M)	6.7	7.0
Vision % of gross adds	65%	55%
Total Vision and Wireless Web direct subscribers (M)	8.0	8.1
Data ARPU	$6.00	$6.50
% of direct retail subscriber base using Vision handsets	78%	82%

Marketing and Distribution
Total number of subscribers on Wireless network (thousands)	25,975	26,563
Total direct subscribers	18,283	18,683
Total affiliate subscribers	3,396	3,497
Total wholesale/reseller subscribers	4,296	4,383
Number of PCS stores and kiosks	810	820
Total number of distribution points	15,300	15,700

(M) - in millions

This information should be reviewed in connection with Sprint’s consolidated financial statements.